EXHIBIT 10.16    Employment Agreement of James M. Heim


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is made as of the 1st day of July 2002, (the "agreement"), by and between Prologic Management Systems, Inc., an Arizona corporation (the "Company"), and James M. Heim, an individual (the "Executive").

         R E C I T A L S:

         WHEREAS, the Company desires that the Executive be employed by the Company in order to ensure that the services of Executive shall be available to the Company on a long term basis; and

         WHEREAS, Executive desires to be employed by the Company on the following terms and conditions;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

         A G R E E M E N T:

         1. The Employment Period.

     Initial Period. The "Employment Period," shall be July 1, 2002 to June 30, 2005 ("Original Employment Period"), unless terminated or renewed pursuant to the terms of this Agreement.

         2. Employment and Duties.

     (a) Employment. The Company hereby employs Executive and Executive hereby accepts employment with the Company for the Employment Period as Chief Executive Officer and as Chief Executive Officer of Basis, Inc., a wholly owned subsidiary of the Company (or such other executive management positions as the Board of Directors may elect from time to time) , reporting directly to the Board of Directors of the Company. Executive shall perform such duties in said position as may be reasonably specified from time to time by the Company's Board of Directors (the "Board") or their designated representatives` for the Company, its subsidiaries and affiliates. It is understood that Executive will use his best efforts to perform his duties in the manner directed by the Board and in compliance with all federal, state and local laws, ordinances and regulations.

     (b) Time Devoted to Duties. Executive shall devote substantially all of his non-personal time and efforts to the business of the Company, its subsidiaries and affiliates, the amount of such time to be sufficient to permit him to diligently and faithfully to serve and endeavor to further the Company's interests to the best of his ability. Executive shall not, during the Employment Period, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary gain) that is or may be competitive with, or that might place him in a competing position to that of the Company or its subsidiaries or affiliates, provided, however, that an investment of less than one percent (1%) in a public company which competes with the Company but with which Executive has no other involvement will not violate the terms hereof. The Executive hereby represents that his employment hereunder and compliance by him of the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement by which he may be bound.

     (c) Relocation. The parties acknowledge that Executive resides in Tucson, Arizona and will be initially based in Tucson, Arizona working from the Company's corporate office. However, if the Company desires to relocate Executive to an alternate site, then such relocation will be determined by mutual agreement of Executive and the Company. In the event that the parties cannot reach mutual agreement as to the permanent location/residence, the Executive and, or the Company may terminate this agreement pursuant to section 4
(h).

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         3. Compensation.

     (a) Monetary Remuneration and Benefits. During the Employment Period, the Company shall pay to Executive for all services rendered by him in any capacity:

                     (i) Salary. An annual salary of One Hundred Fifty
         Thousand Dollars ($150,000), payable pursuant to the procedures regularly established, and as they may be amended, by the Company during the course of this Agreement. This rate may be subject to increases from time to time in the sole and exclusive discretion of the Board.

                     (ii) First Year Bonus Upon the signing of this
         Agreement the Company shall pay to Executive a payment of Thirty-nine Thousand Dollars ($39,000.00) less that certain loan to the Executive in the amount of Thirteen Thousand Nine Hundred Dollars ($13,900.00). The full amount ($39,000.00) shall be treated on the books of the Company as reimbursement to Executive for business expenses incurred by Executive in the performance of his duties. Executive agrees to waive and/or abandon any and all claims against Company for any expense reimbursements or other claims arising prior to July 1, 2002.

                     (iii) Acquisition Gross Profit Growth Bonus.
         Executive shall be paid a quarterly incentive bonus calculated as one percent (1.00%) of the quarterly reported gross profit resulting from the acquisitions of companies and/or business units acquired by the Company on or after May 15, 2002. Each quarterly incentive bonus payment shall be paid to Executive within 75 days after the end of each calendar quarter. "Reported", for the purpose of this bonus shall mean the gross profit from the acquired companies as it became a part of the total gross profit reported by the Company on its quarterly and annual SEC filings. This bonus shall be paid on the first six reporting quarters from the date of each acquisition.

                     (iv) Annual Consolidated Earnings Bonus. A bonus based on the improvement of "Consolidated Earnings before Taxes, Depreciation and Amortization," (EBTDA) which shall be an amount equal to two percent (2%) of the annual increase in the Consolidated EBTDA earnings of the Company for each of the fiscal years ending March 31, 2003, March 31, 2004 and March 31, 2005 ("Consolidated Earnings Bonus"). The calculation shall be based on subtracting the previous year EBITDA from the current year EBITDA, and if this amount is positive, a bonus under this section shall be due. The calculations regarding EBTDA shall be in conformance with general accepted accounting standards as specified by the AICPA. Payment of the bonus shall be made within ninety (90) days after the fiscal year end.

     (b) Upon execution of this Agreement, Executive shall be granted an option to purchase, for a period of five years from the date of grant, an aggregate total of two hundred and fifty thousand (250,000) shares of Prologic Common Stock (the "Options") at fifty cents ($0.50) per share, in the form of a standard Option Agreement made in accordance with, and subject to, the Prologic 1994 Stock Option Plan or its successor plan (the "Plan"). The Options shall become exercisable upon the date of the signing of this Agreement.


     (c) Vacation. During the Employment Period, Executive will be given four
(4) weeks vacation with full pay and benefits, exclusive of the Company holidays. This is subject to the policies regularly established and as they may be amended by the Company.

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     (d) Expenses. During the Employment Period, the Company agrees to reimburse
Executive for reasonable travel and other business expenses incurred by Executive in the performance of his duties hereunder, in accordance with the Company's reimbursement policies as they may be amended from time to time during the Employment Period.

     (e) Participation in Plans. As he becomes eligible and continues to be eligible therefore, the Company shall provide the Executive with the right to participate in such plans or programs generally made available by the Company to or for the benefit of, its executives.

     (f) Other Executive Benefits. As he becomes eligible and continues to be eligible therefore, the Company will provide such employee benefits as are provided by the Company to its other principal executives hereunder, including medical, dental and/or disability insurance coverage, if any, on any policy for the Company's principal executive officers and directors, and when applicable, coverage as reasonably available to Executive as an Executive Officer of the Company.

    4. Termination of Employment.

     (a) By Death. The Company shall pay to Executive's beneficiaries or estate, as appropriate, the compensation to which he is entitled pursuant to Section 3 through the end of the month in which death of the Executive occurs. Thereafter, the Company's obligations hereunder shall terminate.

     (b) By Disability. If, in the sole opinion of the Board, Executive shall be prevented from properly performing his duties hereunder by reason of any physical or mental incapacity for a period of more than ninety (90) days in the aggregate or sixty (60) consecutive days in any twelve-month period (the "Disability Period"), then, to the extent permitted by law, the Employment Period shall terminate on, and the compensation to which Executive is entitled pursuant to Section 3 shall be paid up through, the last day of the month of the Disability Period (of ninety (90) days or sixty (60) days, as applicable) and thereafter the Executive's obligations, except those set forth in Section 6 hereunder, and the Company's obligations hereunder shall terminate. Nothing in this Section shall affect Executive's rights under any disability insurance plan in which he is a participant.

     (c) By the Company for Cause. The Company may terminate, without liability and without prejudice to any other remedy to which Employer may be entitled either at law, in equity or under this Agreement, the Employment Period for Cause (as defined below) at any time and without advance notice. The Company shall pay Executive the compensation to which he is entitled pursuant to Section 5 (b) through the end of the day upon which notice is received and thereafter the Executive's obligations, except those set forth in Section 6 hereunder, and the Company's obligations hereunder shall terminate. Termination shall be for "Cause" if:

                     (i) Executive acts or fails to act and such act or failure to act is, in the reasonable opinion of the Board, in bad faith, ,in conflict with any direction or order of the Board or is to the material detriment of the Company or its subsidiaries or affiliates;

                     (ii) Executive commits any act of dishonesty or a felony affecting the Company, its subsidiaries or affiliates and such act of dishonesty or felony adversely affects the Company, its subsidiaries or affiliates or their or its reputation, business or business relationships in a material manner;

                     (iiiii) Executive has a chemical or alcohol dependency, which interferes with the performance of the Executive's duties and responsibilities under this Agreement;

                     (iiv) Executive commits gross misconduct or neglect, or, in the reasonable opinion of the Board, demonstrates incompetence in the management of the tasks and objectives assigned to him;

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                     (v) Executive is convicted of a felony or any crime
         involving moral turpitude, fraud or misrepresentation; or

                     (vi) Executive materially breaches any term of this Agreement, if such breach is not cured within ten (10) days after written notice thereof is provided by the Company to the Executive.

     (d) By the Company without Cause. In the event the Company terminates the Employment Period without Cause and without the written consent of the Executive, the Company shall pay to Executive the severance payment to which he is entitled to pursuant to Section 5(a), and thereafter the Executive's obligations, except those set forth in Section 6 hereunder, and the Company's obligations hereunder shall terminate.

     (e) By Executive for Good Reason. The Executive may terminate his employment hereunder for "Good Reason" (as described below) upon thirty (30) days written notice. The Company shall pay to Executive the severance payment to which he is entitled to pursuant to Section 5(a), and thereafter the Executive's obligations, except those set forth in Section 6 hereunder, and the Company's obligations hereunder shall terminate. Termination by Executive shall be for "Good Reason" if:

                     (i) The duties and responsibilities assigned to Executive are not reasonably consistent with the position and responsibilities assumed by Executive under this Agreement, except those set forth in Section 5 (c) under which this provision shall not be applicable; and

                     (ii) The Company fails to cure within thirty (30) days of the Company's receipt of notice from Executive of Company's failure to perform its material obligations to Executive under this Agreement.

     (f) By Executive for Other Than Good Reason. The Employment Period may be terminated for Other Than Good Reason by the Executive only upon the written consent of the Company. In the event the Executive terminates the Employment Period without Good Reason and without the written consent of the Company, the Executive shall provide thirty (30) days advance written notice to the Company and the Company shall have the rights set forth in Section 5 (b). Thereafter the Executive's obligations, except those set forth in Section 6 hereunder, and the Company's obligations hereunder shall terminate.

     (g) By Company and Executive upon Mutual Agreement. The Employment Period may be terminated upon the written consent of both the Company and the Executive on terms to be mutually agreed upon. Thereafter the Executive's obligations, except those set forth in Section 6 hereunder, and the Company's obligations hereunder shall terminate.

     (h) By Company or Executive upon Lack of Agreement on Relocation. The Employment Period may be terminated upon the written notice ("Notice of Termination") of either party that, after reasonable efforts by both parties to determine an agreeable relocation site as set forth in Section 2 (c), agreement cannot be achieved and therefore the party desires to terminate the agreement. However, notice of termination under this provision shall not be permitted on or before June 30, 2003. The Company shall pay to Executive the compensation payments to which he is entitled to pursuant to Section 5(c), and thereafter the Executive's obligations, except those set forth in Section 6 hereunder, and the Company's obligations hereunder shall terminate.

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5. Benefits Upon Termination of Employment Period.

     (a) Termination of Employment by the Company without Cause or by Executive for Good Reason. In the event of termination prior to the completion of the Original Employment Period by the Company without Cause (as defined in Section 4
(d)), or by the Executive for Good Reason (as defined in Section 4 (e)), Executive shall be entitled to all compensation and accrued benefits earned by him, including bonuses, prior to the date of termination as provided for in this Agreement, pro rata up to and including that date. In addition, if termination under this section occurs on or before June 30, 2003, then Executive shall be entitled to twenty-four (24) months ("Severance Period") compensation, or if termination under this section occurs after June 30, 2003, then Executive shall be entitled to eighteen (18) months ("Severance Period") compensation as full and complete severance ("Severance Compensation"). Severance Compensation as used in this section is the monthly salary, which would be earned, and due under
Section 3 (a)(i). The Severance Compensation shall be paid monthly over the term of the Severance Period. Upon such payment, the Company's obligations to the Executive shall terminate. In addition, the Company will provide insurance benefits as specified under Section 3 (e) for a period of ninety days after termination

     (b) Termination of Employment by Company for Cause or by Executive for Other Than Good Reason. In the event of termination prior to the completion of the Original Employment Period by the Company for Cause (as defined in Section 4
(c)) or by Executive other than for Good Reason (as defined in Section 4 (f)), the Company shall pay to the Executive the compensation set forth in Section 3
(a) (i), (ii) and (iii) earned and accrued by him prior to the date of termination. Upon such payment, the Company's obligations to the Executive shall terminate. The Executive shall not be entitled to any other compensation or other severance payment.

     (c) Termination of Employment by the Company or by Executive upon Lack of Agreement on Relocation. In the event of termination prior to the completion of the Original Employment Period by the Company or by Executive upon Lack of Agreement on Relocation (as defined in Section 4 (h)), Executive shall be entitled to all compensation and accrued benefits earned by him, including bonuses, prior to the date of termination as provided for in this Agreement, pro rata up to and including that date. In addition, if termination under this section occurs on or before June 30, 2003, then Executive shall be entitled to twenty-four (24) months ("Severance Period") compensation, or if termination under this section occurs after June 30, 2003, then Executive shall be entitled to eighteen (18) months ("Severance Period") compensation as full and complete severance ("Severance Compensation"). Severance Compensation as used in this section is the monthly salary, which would be earned, and due under Section 3
(a)(i). The Severance Compensation shall be paid monthly over the term of the Severance Period. Upon such payment, the Company's obligations to the Executive shall terminate. In addition, the Company will provide insurance benefits as specified under Section 3 (e) for a period of twelve months after termination.

6. Preservation of Business.

     (a) General. During the Employment Period and subject to the provisions of
Section 2(b), Executive will use his best efforts to advance the business and organization of the Company, its subsidiaries and affiliates, the services of present and future employees and to advance its business relations with its joint venture partners, suppliers, distributors, customers and others.

     (b) Uniqueness of Services; Interference with Business; Competitive Activities. The parties agree that the services that Executive will perform hereunder are special, unique and extraordinary in nature and that, if the Executive breaches the terms of this Agreement, it may reduce the value of the Company and the Company may be entitled in appropriate instances (and in addition to any remedy that it may have at law) to any equitable relief, including injunctive relief, that may rightfully be awarded under applicable law. Executive agrees that during the Employment Period and for one year after termination thereof (the "Restricted Period"), he shall not, for himself or any third party, directly or indirectly (i) divert or attempt to divert from the Company or its subsidiaries or affiliates any existing business with clients, vendors, business partners and/or strategic business opportunities in terms of acquisitions and, or mergers in which it, the Company, its subsidiaries or affiliates are engaged, or have the reasonable expectation of engaging in, including, without limitation, the solicitation of or interference with any of its potential customers, acquisitions, business partners, or prospective merger candidates within the states in which the Company has offices or would have offices pursuant to a pending acquisition or merger (the "Restricted Area"), or
(ii) employ, solicit for employment, or recommend for employment during the Restricted Period any person employed by the Company, or by any of its subsidiaries or affiliates, during the period of such person's employment and for a period of six (6) months after such employee's termination. Executive expressly acknowledges that the subject matter, territorial and time restrictions contained in this paragraph are reasonable and are properly required for the adequate protection of the Company's property interests.

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     (c) Confidentiality and Non-Disclosure. During the course of employment,
Executive may become aware of certain methods, practices, procedures and other proprietary information and inventions with which the Company conduct their business, including but not limited to, trade secrets, confidential information, knowledge, inventions, data or other information related to the Company relating to products, processes, know-how, designs, customer lists, business plan, marketing plans and strategies, and pricing strategies or any subject matter pertaining to any business of the Company, or any of their clients, licensees or affiliates, all of which the Company, and Executive agree are proprietary information and as such are trade secrets and the property of the Company, including any Confidential Property created by Executive during the term of his employment and other proprietary information and inventions (herein "Confidential Property"). Executive agrees to keep confidential, except as the Company may otherwise consent in writing in advance, and not to disclose, or make any use of except for the benefit of the Company, at any time either during or subsequent to his employment, any Confidential Property which Executive may produce, obtain, learn or otherwise acquire. Executive further agrees not to use or encourage the use by others, including other employees of the Company, of any Confidential Property. In the event of Executive's termination of employment with the Company for any reason whatsoever, Executive will promptly surrender and deliver to the Company all property of the Company including any Confidential Property and records, materials, equipment, drawings and data of any nature pertaining to any Confidential Property of the Company. Executive will not take any written description containing or pertaining to any Confidential Property of the Company.

7. Dispute Resolution; Remedies.

     (a) Arbitration. In the event of any controversy or claim arising out of or related to this Agreement, or the breach thereof, which has not been settled through negotiation, such controversy or claim shall be settled by binding arbitration administered by the American Arbitration Association (AAA) under its National Rules for the Resolution of Employment Disputes and held in the Phoenix Regional Offices of the AAA, subject to the laws of the state of Arizona, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, provided, however, that any controversy or claims arising out of or related to Section 6 shall not be governed by this Section.

8. Miscellaneous.

     (a) Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the matters covered herein, and may not be modified, amended or terminated except by a written instrument executed by the parties hereto. All other agreements between the parties pertaining to the employment or remuneration of Executive not specifically contemplated hereby or incorporated herein are terminated and shall be of no further force or effect.

     (b) Assignment. Executive agrees that he will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Executive's rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation by the Executive shall be null and void. Executive hereby consents to the assignment of this Agreement to any of the Company's direct or indirect subsidiaries or any of their affiliates or any of their successors in interest, provided that such assignment shall not materially and adversely effect the employment and duties of Executive hereunder. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any of their direct or indirect subsidiaries or any of their affiliates or any of their successors in interest. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

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     (c) No Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not operate or be construed as a waiver of the right to insist upon strict adherence to that term or any other term of this Agreement on that or any other occasion.

     (d) Enforcement; Severability. In the event that any term or provision of this Agreement shall be deemed by a court of competent jurisdiction to be overly broad in scope, duration or area of applicability, the court considering the same shall have the power and is hereby authorized and directed to modify such term or provision to limit such scope, duration or area, or all of them, so that such term or provision is no longer overly broad and to enforce the same as so limited. Subject to the foregoing sentence, in the event that any provision of this Agreement shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement. The Executive agrees that the provisions of Section 6 hereof constitute independent and separable covenants which shall survive the termination of the Employment Period.

     (e) Notices. Any notice permitted or required hereunder shall be in writing and shall be deemed to have been given on the date of delivery or, if mailed by registered or certified mail, postage prepaid, on the date of mailing:

If to Executive to:                If to the Company to:
James M. Heim                      Prologic Management Systems, Inc
XXXXXXXXXXX                        3708 E. Columbia St. #111
XXXXXXXXXXX                        Tucson, AZ  85714

Either party may, by notice to the other, change his or its address for notice hereunder.

     (f) Executive Acknowledgment. Executive acknowledges that (i) he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (ii) he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

     (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

     (h) Headings. All headings appear in this Agreement for convenience only and shall not be used in construing the terms hereof.

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

PROLOGIC MANAGEMENT SYSTEMS, INC.           EXECUTIVE

By:      /s/  Edwin G. Hubert               /s/  James M. Heim
      --------------------------            ----------------------------------
         Edwin G. Hubert                    James M. Heim
Its:     Chief Operating Officer

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